Exhibit 10.50

***CERTAIN MATERIAL (INDICATED BY THREE ASTERISKS IN BRACKETS) HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

AMENDMENT TO COLLABORATION AGREEMENT

This Amendment to Collaboration Agreement (the “Amendment” ) is dated as of January 24, 2016 (the “Amendment Effective Date”) and amends that certain Collaboration Agreement between The University of Texas M.D. Anderson Cancer Center (“MD Anderson”) and Tokalas, Inc. (“Tokalas”) effective as of December 15, 2014 (the “Agreement”). Tokalas and MD Anderson are sometimes referred to collectively herein as the “Parties” or individually as a “Party.”

Background

A.    The Agreement contemplates that MD Anderson and Tokalas will collaborate on certain research and clinical trials related to Tokalas’ proprietary drug, TK-216, as set forth in Exhibit A to the Agreement; and

B.    The Parties have concluded that it is in the best interests of each of them to amend the Agreement as set forth herein;

C.    Accordingly, the Parties are entering into this Amendment to set forth their agreement on amendments to the Agreement.

1.    Exhibit B. Section 4.10 and Exhibit B to the Agreement are hereby amended to delete the [***] royalty on net product sales. If MD Anderson successfully completes the Collaboration, i.e. provides all PDXs in Stage 1 and enrolls and completes trials on all patients as outlined in Stages 2 and 3 of the Collaboration, in lieu of the royalty, MD Anderson will be paid the milestone payments set forth below. Milestone payments will be due only once. Milestone payments will be paid within thirty (30) days of achievement of the applicable milestone.

Milestone	Milestone Payment

[***]	[***]

[***]	[***]

In addition, Exhibit B is hereby amended to provide that [***] of the [***] payment for Stage 1 shall be paid by a grant from the Carson Sarcoma Foundation and the payment of [***] for Stage 2 shall be paid by a grant from the Slifka Foundation. The Parties will agree upon specific payment terms in connection with such grants.

3.    Exhibit C. The Agreement is hereby amended to add Exhibit C attached hereto.

4.    Incorporation; Conflicts; Capitalized Terms Exhibit C is incorporated hereby by reference. In the event of any conflict between the provisions of this Amendment (including Exhibit C) and the Agreement, this Amendment shall prevail. Terms capitalized, but not defined, in this Amendment or an Exhibit shall have the meaning ascribed to them in the Agreement.

5.    No Other Amendment. Except as expressly set forth in this Amendment, there are no other modifications or amendments to the Agreement and the Agreement remains in full force and effect.

6.    Effective and Binding. Upon execution by the Parties, this Amendment shall be effective and binding as of the Amendment Effective Date.

ACCEPTED AND AGREED TO BY:

Tokalas, Inc.	The University of Texas M.D. Anderson Cancer Center

By: /s/ Lauren Otsuki	By: /s/ Jaime Farias

Name: Lauren Otsuki	Name: Jaime Farias, MBA

Title: Chief Business Officer	Title: Assistant Director, Sponsored Program

Date: 2/3/16	Date: 2/1/16

EXHIBIT C

Additional Terms Applicable to Conduct of Clinical Trial TK 216-01

In addition to the applicable terms and conditions in the main body of the Agreement, these terms and conditions shall apply to the conduct by MD Anderson and Tokalas of any clinical trial under the Agreement. In the event of any conflict or inconsistency between the terms of this Exhibit C and the Agreement with respect to the conduct of a clinical trial, this Exhibit C shall control.

1.    Definitions. In addition to capitalized terms defined elsewhere in this Exhibit C or in the main body of the Agreement, the following capitalized terms shall have the following meaning.

1.1    “Laws” means: (a) all applicable United States federal, state and local laws, rules, regulations, requirements, guidelines and policies that govern or apply to the conduct of a clinical trial, including, but not limited to, the Food, Drug and Cosmetic Act, as amended, applicable ICH guidelines (including the ICH guideline, E6: Good Clinical Practice: Consolidated Guideline, “Good Clinical Practices”), relevant U.S. regulations found in Title 21 of the U.S. Code of Federal Regulations (“CFR”) (including Parts 11, 50, 54, 56, 312 and 314) and relevant laws and regulations regarding the privacy of health information (including the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and regulations promulgated thereunder, and any conditions of approval imposed by any applicable IRB or governmental authorities, as any of the foregoing may be amended from time to time.

1.2    “Investigators” means Joseph Ludwig and Hagop Kantarjian or a replacement for either of them, as agreed upon by the Parties.

1.3    “CRO” means Duke Clinical Research Institute (DCRI) or any replacement for DCRI. Any activities that must or may be undertaken by Tokalas hereunder may be undertaken by the CRO on behalf of Tokalas, at Tokalas’s discretion.

2.    General. The Investigators shall personally supervise and direct the clinical trial and shall be responsible for its medical, scientific and technical conduct at MD Anderson. Investigator is also responsible for: (a) the proper accounting and inventory of TK 216-01 clinical trial drug; (b) the safe handling, storage, transportation and disposal of materials involved in the clinical trial; (c) the disposition, as directed by Tokalas, of all unused or partially used TK 216-01 clinical trial drug; and (d) reporting adverse events and serious adverse events to Tokalas or its designee as directed in the TK 216-01 clinical trial protocol and other documents or instructions, and in accordance with Laws. MD Anderson and the Investigators shall perform, and shall ensure that any sub-investigators and all staff and other personnel assisting with the conduct of the clinical trial (collectively, the “Study Team”) shall perform, the clinical trial in strict accordance with this Agreement and the TK 216-01 clinical trial protocol (and all accompanying instructions from Tokalas), and in compliance with Laws and all professional requirements. The Investigators shall ensure that all members of the Study Team are properly informed as to the procedures and other relevant information specified in and relating to the TK 216-01 clinical trial protocol.

3.    Informed Consent; IRB Approval. MD Anderson and the Investigators, in consultation with Tokalas or its designee, shall create the site-specific informed consent form and authorization valid under HIPAA and FDA regulations, as applicable to the TK 216-01 clinical trial. The informed consent form and any subsequent modifications shall be subject to the approval of Tokalas and the IRB. The authorization and any modifications to it shall also be subject to the approval of Tokalas. Prior to commencing the clinical trial, MD Anderson and the Investigators shall obtain and provide to Tokalas or its designee all regulatory documentation required by the TK 216-01 clinical trial protocol and Laws, including the written approval of the IRB, a completed and signed Form FDA 1572, and completed and signed financial disclosure questionnaires. The financial disclosure questionnaires shall be updated as necessary throughout the conduct of the clinical trial and for a period of one (1) year thereafter.

4.    Case Report Forms (“CRFs”); Records. The Investigators shall complete, maintain, and retain complete, accurate and legible CRFs for all TK 216-01 clinical trial subjects and written and electronic records and data arising from the TK 216-01 clinical trial (“Records”) and shall store all Records as required by Laws and the instructions of Tokalas or its designee. No Records shall be destroyed without the advance written consent of Tokalas. CRFs and any adverse event reports shall be prepared and submitted to Tokalas or its designee as described in the TK 216-01 clinical trial protocol or otherwise directed by Tokalas. All CRFs shall be completed not later than five (5) days after a TK 216-01 clinical trial subject visit.

5.    Monitoring and FDA Audits.

5.1    Tokalas and CRO will each have the right, with reasonable advance notice to MD Anderson, to monitor and/or audit the conduct of the clinical trial and conduct such other activities as necessary to comply with Laws by, among other activities: (a) inspection and copying, during regular administrative business hours, of any and all Records, source documents, and correspondence (including that with the IRB and FDA); (b) inspection and inventory of the TK 216-01 clinical trial drug; (c) examination of the facilities in which MD Anderson is conducting the TK 216-01 clinical trial; and (d) discussions with the Investigators and the Study Team. Tokalas or its designee shall also have the right to review each clinical trial subject’s medical records for the purpose of auditing entries made on the related CRFs. All activities under this Section 5.1 shall occur with reasonable advance notice to Investigator and during normal administrative business hours.

5.2    MD Anderson shall notify Tokalas, promptly and at least within twenty-four (24) hours after such, of any regulatory inquiries, inspections, site visits (whether announced or unannounced), correspondence or communication that relates to the clinical trial, and shall consult and cooperate with Tokalas in responding to any such event. Tokalas may attend any such inspections or site visits if permitted by Laws and if feasible. To the extent permitted by Laws, MD Anderson and the Investigators shall provide Tokalas with a draft of any response any one of them generates to any inspection or any other communications from any regulatory agency relating to the clinical trial and will reasonably consider Tokalas’s comments on such response.

6.    Publication. The Investigators and MD Anderson will be permitted to independently publish or present the methods and results of the clinical trial generated by MD Anderson/Investigators, provided, however, that no such presentation or publication shall be initiated until the earlier of eighteen (18) months after: (a) the locking of the clinical trial database; or (b) completion, termination, or abandonment of the clinical trial at all clinical trial sites, unless written approval is obtained from Tokalas for earlier publication or presentation. The Investigators and MD Anderson shall provide Tokalas with a draft of any proposed presentation or publication (including information to be presented verbally) for review at least thirty (30) days in advance of the submission, presentation or publication date, whichever is earliest. The Investigators and MD Anderson shall provide Tokalas with all additional information relating to the proposed disclosure as it reasonably requests. Within such thirty (30) day period, Tokalas may require that any Tokalas Confidential Information not necessary for an acceptable professional publication be removed and/or that publication or presentation be delayed for a period of up to ninety (90) additional days for the purpose of filing patent applications.

7.    Indemnification.

7.1    Tokalas shall indemnify, subject to the statutory duties of the Texas State Attorney General defend and hold harmless UT System, MD Anderson, Investigator, and their respective Regents, affiliates, subsidiaries, directors, officers, employees, contractors, stockholders, agents, and successors and assigns (collectively, the “MD Anderson Indemnitees”) from and against any and all third-party claims, demands, actions, suits, prosecutions, and causes of action, and all resulting judgments, liabilities, penalties, damages, losses, costs and expenses (including reasonable attorney’s fees and court costs) (collectively “Damages”), that are incurred by or imposed on any MD Anderson Indemnitee based upon bodily injury (including death) to a TK 216-01 clinical trial subject, which injury is sustained as a result of the proper administration of the TK 216-01 clinical trial drug in accordance with the protocol. Notwithstanding the foregoing, Tokalas shall not have any obligation to indemnify any MD Anderson Indemnitee for any Damages to the extent they arise out of: (a) the negligent or more culpable act or omission of any MD Anderson Indemnitee; or (b) any breach of any of the obligations of Investigator and/or MD Anderson under this Exhibit C or the Agreement.

7.2    To the extent authorized by the constitution and laws of the State of Texas, MD Anderson shall indemnify, defend, and hold harmless Tokalas, and its affiliates, subsidiaries, directors, officers, employees, contractors, stockholders, agents, and successors and assigns (collectively, the “Tokalas Indemnitees”) from and against any and all Damages to the extent that they arise out of or are exacerbated by: (a) any negligent or more culpable act or omission of MD Anderson, Investigator, a member of the Study Team, or any of their respective employees, contractors, or agents; or (b) any breach of any of the obligations of Investigator and/or MD Anderson under this Agreement.

7.3    A person that intends to claim indemnification under Section 7.1 or 7.2 (the “Indemnitee”) shall promptly notify the party from whom it seeks indemnification (the “Indemnitor”) in writing of any claim, lawsuit, or other action in respect of which the Indemnitee intends to claim such indemnification. The Indemnitee shall permit the Indemnitor, at its discretion, to settle any such claim, lawsuit or other action and agrees to the complete control of such defense or settlement by the Indemnitor; provided, however, that such settlement shall not adversely affect the Indemnitee’s rights hereunder or admit fault on the part of the Indemnitee without the Indemnitee’s prior written consent, which consent shall not be unreasonably withheld or delayed. The Indemnitee shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any claim, lawsuit or other action covered by this indemnification. The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and at its own expense in or with respect to any such claim, lawsuit or other action; provided however, that no such claim, lawsuit or other action shall be settled by Indemnitee without the prior written consent of the Indemnitor. This Section 7.3 shall be applicable to MD Anderson to the extent authorized by the constitution and laws of the State of Texas, and shall be subject to the statutory duties of the Texas State Attorney General.

8.    Medical Care of Study Subjects. Subject to MD Anderson’s indemnification obligations under Section 7.2, if it is determined by Tokalas that a Research Subject has suffered an injury or illness as a direct result of the proper administration of the TK 216-01 clinical trial drug in compliance with the protocol, Tokalas will provide reimbursement to MD Anderson for the reasonable and necessary costs of medical treatment reasonably required to treat such injury or illness if all of the following are true: (a) the TK 216-01 clinical trial subject followed all of the instructions provided by the Investigator and other members of the Study Team; (b) the Investigator (and sub-investigator) was in compliance with all procedures as set forth in the protocol and this Exhibit C and the Agreement; and (c) the TK 216-01 clinical trial subject’s injury or illness was not a result of the negligence by the Investigator, sub-investigator(s), a Study Team member or MD Anderson. Tokalas has no obligation to provide TK 216-01 clinical trial subjects with any other money or payment for any injury or illness, including any payment for any lost wages, disability or discomfort that such subject may experience as a result of taking part in the clinical trial. In addition, Tokalas will not be responsible for paying the cost of medical care for treatment arising from the natural progression of such subject’s disease or underlying conditions.

9.    Disclaimer. EXCEPT FOR CLAIMS FOR INDEMNIFICATION OR THE GROSS NEGLIGENCE OF A PARTY, IN NO EVENT SHALL EITHER PARTY (OR THEIR RESPECTIVE AFFLIATES, SUBSIDIARIES, EMPLOYEES, OFFICERS, DIRECTORS, CONSULTANTS, OR AGENTS) BE RESPONSIBLE FOR ANY PUNITIVE DAMAGES OR CONSEQUENTIAL, INDIRECT, OR SPECIAL DAMAGES (INCLUDING BUT NOT LIMITED TO LOST PROFITS, LOSS OF OPPORTUNITY, LOSS OF USE OR LOSS OF REVENUE) OF THE OTHER PARTY ARISING FROM OR RELATED TO THIS EXHIBIT C AND THE AGREEMENT, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. This Section 9 shall apply to MD Anderson to the extent authorized by the constitution and laws of the State of Texas.

10.    Relationship. MD Anderson certifies that the Investigators are employees of MD Anderson. Should either Investigator cease to be an employee or otherwise be unwilling or unable to continue as Investigator, MD Anderson will promptly notify Tokalas and the Parties will endeavor in good faith to identify and mutually agree upon a qualified replacement that is an employee of MD Anderson and is willing and able to perform the obligations of Investigator hereunder.

11.    Insurance. During the conduct of the clinical trial and for a period of three (3) years thereafter, Tokalas agrees to obtain and maintain, subject to reasonable deductions and retentions: (a) clinical trial liability insurance in an amount not less than $2,000,000 per occurrence and $5,000,000 annual aggregate; and (b) comprehensive general liability insurance with limits of not less than $1,000,000 per incident and annual aggregate. The insurance required shall be obtained from financially strong insurance carriers (AM Best Rating of “A VI” or higher).